Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 17, 2023, relating to the consolidated financial statements of Comera Life Sciences Holdings, Inc. Our report includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

/s/ BAKER TILLY US, LLP

Tewksbury, Massachusetts
March 17, 2023